Exhibit 99.2

May 3, 2021

Team,

As you saw from Tom, earlier today, we announced the sale of the Local Media Group (LMG) to Gray Television. The transaction will include all LMG properties except MNI Targeted Media and People TV Syndication [PEOPLE (the TV Show)], which will remain with the National Media Group.

I felt it was important to explain why I am looking forward to this next chapter in our story and what it means for all of us. As Tom mentioned, this is an exciting milestone for everyone at Meredith and one that positions both NMG and LMG for continued success in the future. LMG will be well-equipped for continued market leadership as a part of Gray, and LMG’s mission and impact remain unchanged. We will continue to connect with our audiences, bringing them vital news, weather, sports, and entertainment – when they want it and where they want it.

So, who is Gray Television? Gray is an experienced broadcast operator that currently serves over 100+ markets and touches roughly a quarter of all television households in the US. In other words, they’re a high quality, experienced broadcast operator and they understand our business.

We all know that consolidation continues to rapidly change the local broadcast landscape. I believe the scale made possible by the combination of LMG with Gray’s portfolio represents a great opportunity for growth while continuing to execute the effective local media strategies we have done for so long.

When I spoke with Gray CEO Hilton Howell, he told me that he’s thrilled to welcome our team to the Gray family. He feels strongly that our company cultures and commitment to our local communities are complementary and we are both looking forward to future success.

I hope you are as proud as I am of our heritage and what we have built together as a part of Meredith. We launched our first local television station in 1948, and in the decades since have assembled a portfolio of high-quality stations that are leaders in their respective markets. It’s that market leadership that we have worked so hard to create that stood out to Gray as complementary and additive to its portfolio of leading local TV stations. Our ability to deliver quality and trusted content to viewers is incredibly valuable, and we will continue to do so at the highest level. Gray recognizes the relationships we have built over the years with our viewers, advertisers, and business partners, and I am confident that LMG will be right at home as part of Gray.

We are still in the early stages, but the LMG sale is expected to occur by the end of the year. For now, nothing should change in your day-to-day, and it is important to stay focused on what we do every day - inform and entertain our viewers and communities and support our advertisers and business partners. We will have a transition team that will provide regular updates and details when we have information to share, and we are committed to transparency throughout the process.

I know many of you have questions regarding the sale, Gray, and what comes next. We will also be hosting an all-employee meeting today at noon ET/11 a.m. CT to provide more details and answer as many of your questions as possible. Click here to join. We are still early in the process so we may not have all the answers today. I encourage you to read through this FAQ, and if you don’t see the answer to your question, talk with your manager, Human Resources, or email employee.communications@meredith.com. We will continue to update a dedicated intranet page throughout the transition.

I want to reiterate that I, and the rest of the LMG leadership team, are excited about this next chapter with Gray, and I look forward to our continued success and market leadership.

More to come,

Patrick

Additional Information and Where to Find It

This communication is not a solicitation of a proxy from any shareholder of Meredith Corporation (the “Company”). In connection with the proposed merger and spin-off, the Company intends to file relevant materials with the SEC, including a proxy statement. In addition, the new public company to be spun-off and which will retain the name Meredith Corporation (“SpinCo”) intends to file a registration statement on Form 10 with respect to its common stock. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, SPINCO, GRAY TELEVISION, INC (“GRAY”), THE MERGER AND THE SPIN-OFF. The proxy statement and Form 10, and other relevant materials (when they become available), and any other documents filed by the Company, SpinCo and Gray with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. The documents filed by the Company may also be obtained for free from the Company’s Investor Relations web site (http://ir.meredith.com) or by directing a request to the Company’s Shareholder/Financial Analyst contact, Mike Lovell, Executive Director of Corporate Communications, at 515-284-3622.

Participants in the Solicitation

The Company and Gray and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of the Company in connection with the proposed merger and spin-off. Information about Gray’s directors and executive officers is available in Parent’s definitive proxy statement, dated March 25, 2021, for its 2021 annual meeting of shareholders. Information about the Company’s directors and executive officers is available in the Company’s definitive proxy statement, dated September 25, 2020, for its 2020 annual meeting of shareholders. Other information regarding the participants and description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and Form 10 registration statement regarding the proposed merger and spin-off that the Company, SpinCo and Gray will file with the SEC when it becomes available.